As Filed with the Securities and Exchange Commission on July 1, 1996
                              Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM S-3
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                          SEALED AIR CORPORATION
            (Exact Name of Issuer as Specified in its Charter)

 Delaware                                22-1682767
(State or Other Jurisdiction         (I.R.S. Employer
of Incorporation or Organization     Identification Number)

      Park 80 East, Saddle Brook, New Jersey 07663-5291
                       (201) 791-7600
       (Address and Telephone Number of Principal Executive Offices)

                         H. Katherine White, Esq.
                  Assistant General Counsel and Secretary
                          Sealed Air Corporation
            Park 80 East,  Saddle Brook, New Jersey 07663-5291
                              (201) 791-7600
         (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [   ]

                      CALCULATION OF REGISTRATION FEE

Title of each                    Proposed         Proposed
class of             Amount      maximum          maximum         Amount of
securities to be     to be       offering price   aggregate       registration
registered           registered  per unit*        offering price  fee

Common Stock-par     20,691        $33.31         $689,217.21     $237.66
value $0.01 per      shares
share

* Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and based on the average of the high and low sale prices of the Registrant's Common Stock as reported in the New York Stock Exchange consolidated reporting system on June 27, 1996.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Prospectus

                               20,691 SHARES

                          SEALED AIR CORPORATION

                               COMMON STOCK
                        (PAR VALUE $0.01 PER SHARE)

          This Prospectus relates to 20,691 outstanding shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Sealed Air Corporation, a Delaware corporation ("Sealed Air"), that are being sold for the account of certain stockholders (the "Selling Stockholders") of Sealed Air. See "Plan of Distribution" for a brief description of the plan of distribution of the Shares. Sealed Air will not receive any proceeds from the sale of the Shares.

          The Common Stock is traded on the New York Stock
Exchange.  The last reported sale price of Sealed Air Common
Stock on the New York Stock Exchange-Composite Transaction Index
on       ,1996 was $    per share.

          Neither delivery of this Prospectus nor any disposition or acquisition of Common Stock made pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or incorporated by reference herein since the date of this Prospectus or since the dates as of which information is set forth herein or incorporated by reference herein. No person is authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by Sealed Air. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of the Common Stock in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is       ,1996.
              SUBJECT TO COMPLETION, JULY 1, 1996
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SECTION 8(A0, MAY DETERMINE.

                    STATEMENT OF AVAILABLE INFORMATION

          Sealed Air is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by Sealed Air can be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at regional public reference facilities maintained by the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Certain of such materials are also available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). Copies of such material can be obtained from the Public Reference Section of the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Sealed Air's reports, proxy statements and other information concerning Sealed Air can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          Sealed Air has filed with the SEC a Registration Statement (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by Sealed Air (File No.
1-7834) with the SEC are hereby incorporated by reference into this Prospectus:

          (a) Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1995, which incorporates by reference audited consolidated financial statements of Sealed Air for the three years ended December 31, 1995 that appear in Sealed Air's 1995 Annual Report to Stockholders;

          (b) Sealed Air's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

          (c) the description of Sealed Air's capital stock which is contained in Item 1 of Sealed Air's Registration
Statement on Form 8-A dated May 1, 1979.

          All documents filed by Sealed Air with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST WITHOUT CHARGE FROM THE SECRETARY, SEALED AIR CORPORATION, PARK 80 EAST, SADDLE BROOK, NEW JERSEY 07663-5291 (TELEPHONE NUMBER 201-791-7600).

                                THE COMPANY

          Sealed Air Corporation and its subsidiaries are engaged primarily in the manufacture and marketing of protective and specialty packaging materials and systems.

          Originally formed in 1960, Sealed Air is incorporated in the State of Delaware, and its principal executive office is located at Park 80 East, Saddle Brook, New Jersey 07663-5291
(Telephone:  201-791-7600).

                           SELLING STOCKHOLDERS

          The shares subject to this offering (the "Shares"), as listed below, may be offered hereunder from time to time by the Selling Stockholders named below so long as the Registration Statement of which this Prospectus forms a part remains effective. Sealed Air has agreed with the Selling Stockholders to use its reasonable commercial efforts to keep the Registration Statement of which this Prospectus forms a part effective until March 31, 1999.

                                Number of Shares     Number of Shares
Name of Selling                 Held Prior           Subject to
Stockholder                     to This Offering     This Offering

Arthur Philip Paton                5,177                 5,177

Olive Margaret Paton               5,173                 5,173

Colin Philip Paton                 3,447                 3.447

Keith Malcolm Paton                3,447                 3,447

Estate of Graham Michael           3,447                 3,447
Paton

     All of the Shares were issued by Sealed Air pursuant to a Share Purchase Agreement dated as of July 14, 1994 (the "Agreement") among
Sealed Air Limited, a company organized under the laws of England and a wholly-owned subsidiary of Sealed Air ("SAL"), Arthur Philip Paton, Olive Margaret Paton, Colin Philip Paton, Keith Malcolm Paton, and
Estate of Graham Michael Paton (such persons being individually referred to herein as a "Selling Stockholder" and collectively referred to as the "Selling Stockholders"), and Sealed Air, pursuant to which SAL acquired all of the stock of Hereford Paper and Allied Products Limited, a company incorporated under the laws of England ("Hereford"), and all of the issued and outstanding shares of Europads SARL, a French company with limited liability, on July 14, 1994 (the "Hereford Acquisition").
Section 8(d) of the Agreement contains indemnification provisions under which Sealed Air indemnified the Selling Stockholders and the Selling Stockholders indemnified Sealed Air and SAL in connection with this registration and offering.

     None of the Selling Stockholders held any position or had a material relationship with Sealed Air, SAL or any other affiliate of Sealed Air during the three years preceding the consummation of the Hereford Acquisition. Since the Hereford Acquisition, Colin Paton and Keith Paton, both Selling Stockholders, have been employed by Hereford, and Colin Paton has served as managing director of Hereford, the name of which has been changed to Sealed Air (FPD) Limited.

     Based on information furnished to Sealed Air by the Selling
Stockholders, the only shares of Sealed Air Common Stock owned by them at the commencement of this offering were the shares that they acquired in the Hereford Acquisition.

                           PLAN OF DISTRIBUTION

          Sealed Air has been advised that the Shares may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made in one or more transactions on the New York Stock Exchange, including ordinary brokers' transactions, block transactions, privately negotiated transactions effected on that Exchange, or through sales to one or more brokers or dealers for resale of such Shares as principals on or off such Exchange, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sealed Air has also been advised that usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales, where appropriate, and that no agreements, arrangements or understandings have been entered into with brokers or dealers pertaining to the distribution of the Shares. The Selling Stockholders and any brokers or dealers that participate with the Selling Stockholders in effecting transactions in the Shares may be deemed, without so admitting, to be underwriters. Any profits received by the Selling Stockholders and any discounts, fees or commissions received by such brokers or dealers might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. Sealed Air will not receive any proceeds from the sale of the Shares.

                               LEGAL OPINION

          The validity of the shares of Common Stock offered hereby has been passed upon for Sealed Air by H. Katherine White, Esq., Assistant General Counsel and Secretary of Sealed Air. As of the date of this Prospectus, Ms. White was employed by Sealed Air and was the beneficial owner of approximately 24,980 shares of Sealed Air Common Stock.

                                  EXPERTS

          The consolidated financial statements and financial statement schedule of Sealed Air and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in auditing and accounting.

                        PART II

          INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The fees and expenses to be paid by the Registrant in connection with the distribution of the securities being registered hereby are estimated as follows:

          Registration Fee.................. $   237.66
          Accounting Fees and Expenses......   7,500.00
          Miscellaneous.....................   1,000.00
                    Total................... $ 8,737.66

Item 15.  Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person's conduct was unlawful;
(2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

          Under Article THIRTEENTH of the Registrant's
Certificate of Incorporation and Article VIII of the Registrant's By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article EIGHTEENTH of the Registrant's Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except to the extent such exemption from liability is not permitted under the General Corporation Law. The General Corporation Law, the Registrant's Certificate of Incorporation and the By-Laws of the Registrant permit the purchase by the Registrant of insurance for indemnification of directors and officers. The Registrant currently maintains directors and officers liability insurance.

          The foregoing summary of Section 145 of the General Corporation Law, Articles THIRTEENTH and EIGHTEENTH of the Certificate of Incorporation of the Registrant and Article VIII of the By-Laws of the Registrant is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the Registrant's Certificate of Incorporation, which are incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, File No. 1-7834, and the relevant provisions of the Registrant's By-Laws, which are incorporated herein by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-7834.

          The Registrant has agreed to indemnify the Selling Stockholders named in the Prospectus and the Selling Stockholders have agreed to indemnify the Registrant and its affiliates against certain liabilities including certain liabilities under the Securities Act of 1933, as amended, as set forth in Section 8(d) of the Share Purchase Agreement constituting Exhibit 2 to this Registration Statement.

Item 16.  Exhibits.

Exhibit Number                Description

2 Share Purchase Agreement dated as of July 14, 1994 among Sealed Air Limited, Arthur Philip Paton, Olive Margaret Paton, Colin Philip Paton, Keith Malcolm Paton and Estate of Graham Michael Paton and the Registrant.

4.1 Unofficial Composite Certificate of Incorporation of the Registrant as currently in effect.
               (Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, File No. 1-7834, is incorporated herein by reference.)

4.2            By-Laws of the Registrant as currently in effect.
               (Exhibit 3.3 to the Registrant's Annual Report on
               Form 10-K for the year ended December 31, 1993,
               File No. 1-7834, is incorporated herein by reference.)

5              Opinion of H. Katherine White, Assistant General
               Counsel and Secretary, Sealed Air Corporation, as to the legality of the securities being registered in this Registration Statement.

23.1           Consent of KPMG Peat Marwick LLP.

23.2 Consent of counsel (Contained in opinion filed as Exhibit 5 to this Registration Statement).

24 Powers of Attorney (Contained in signature pages of this Registration Statement).

Item 17.  Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (notwithstanding the foregoing any increase or decrease in volume of securities offered [if the total dollar value of securities offered would not exceed that which was registered] and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement);

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Saddle Brook and the State of New Jersey, on the 1st day of July, 1996.

                              SEALED AIR CORPORATION


                              By s/T. J. DERMOT DUNPHY
                                   T. J. Dermot Dunphy
                                   President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose individual signature appears below hereby authorizes T. J. Dermot Dunphy, William V. Hickey and Robert M. Grace, Jr., and each of them, as attorneys-in-fact, with full power of substitution, to execute, in the name and on behalf of each such person and in each capacity stated below, and to file any amendment to this Registration Statement, including any and all post-effective amendments.


     Signature           Title                         Date

s/T. J. DERMOT DUNPHY   President and Director      July 1, 1996
T.J. Dermot Dunphy      (Principal Executive
                         Officer)

s/ WARREN H. MCCANDLESS Senior Vice President-      July 1, 1996
Warren H. McCandless    Finance (Principal
                        Financial and
                        Accounting Officer)

s/JOHN K. CASTLE        Director                    July 1, 1996
John K. Castle

s/LAWRENCE R. CODEY     Director                    July 1, 1996
Lawrence R. Codey

s/CHARLES F. FARRELL, JR. Director                  July 1, 1996
Charles F. Farrell, Jr.

s/DAVID FREEMAN         Director                    July 1, 1996
David Freeman

s/ALAN H. MILLER        Director                    July 1, 1996
Alan H. Miller

s/R. L. SAN SOUCIE       Director                   July 1, 1996
R.L. San Soucie
                                II-6